Exhibit 10.1
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of this 28 day of January, 2021 (the “Commencement Date”), by and between Security Federal Corporation (the “Company”) and its wholly-owned subsidiary, Security Federal Bank (the “Bank”)) (which, together with any successor thereto which executes and delivers the assumption agreement provided for in Section 6(a) hereof or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law, is hereinafter sometimes referred to as “Security Federal”), and Darrell Rains (the “Employee”).
WHEREAS, the Employee is currently serving as Chief Financial Officer of the Company and the Bank; and
WHEREAS, the board of directors of the Company and the board of directors of the Bank (collectively, the “Board of Directors”, and separately the “Company Board or Directors” and the “Bank Board of Directors”, respectively) recognize the possibility of a change in control of the Company or the Bank may occur and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of key management to the detriment of the Bank, the Company and its shareholders;
WHEREAS, the Board of Directors believes it is in the best interests of Security Federal to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to the Employee's assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Company and/or the Bank, although no such change is now contemplated; and
WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:
1. Certain Definitions.
“Agreement Renewal Date” shall mean the January 1 next following the Commencement Date and each anniversary thereof.
“Change in Control” means (1) an offeror other than the Company purchases shares of stock of the Company or the Bank pursuant to a tender or exchange offer for such shares; (2) an event of a nature that results in the acquisition of control of the Company or the Bank within the meaning of the Bank Holding Company Act of 1956, as amended, under 12 U.S.C. Section 1841 (or any successor statute and applicable regulation), or requires the filing of a change of control notice with the Federal Reserve Board (“Federal Reserve”) or the Federal Deposit Insurance Corporation (“FDIC”) under 12 U.S.C. 1817(j) (or any successor statute or applicable regulation); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) that is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or the Bank representing 35% or more of the combined voting power of the Company's or the Bank’s outstanding securities; (4) individuals who are members of the Company Board of Directors immediately following the Commencement Date or who are members of the Bank Board of Directors immediately following the Commencement Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequently whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's or the Bank’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity, provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company.

“Code” means the Internal Revenue Code of 1986, as amended.
“Commencement Date” means the date of this Agreement.
“Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Code, without regard to subsection (b) thereof) that includes the Bank.
“Date of Termination” means the date upon which the Employee ceases to serve as an employee of Security Federal.
“Involuntary Termination” means the termination of the employment of Employee (i) by the Company or the Bank, without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Aiken, South Carolina, or within a radius of 30 miles, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Bank- or Company-wide reduction in staff; (4) a reduction in the Employee's salary other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) any purported termination of the Employee's employment, except for Termination for Cause, which purported termination shall not be effective for purposes of this Agreement. The term “Involuntary Termination” does not include Termination for Cause, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).
“Restriction Period” shall mean the one-year period commencing on the date of the Employee’s Date of Termination.

“Restrictive Covenants” shall mean the covenants and restrictions described in Section 4.

“Section 409A” shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.
“Termination for Cause” and “Terminated for Cause” mean termination of the employment of the Employee because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.
2. Term. This Agreement shall commence as of January 28, 2021, and shall continue until December 31, 2021, provided, however, on each Agreement Renewal Date the term of the Agreement shall automatically be extended for one additional year unless at least 30 days prior to any Agreement Renewal Date the Board should have given notice to the Employee that it does not wish to extend the Agreement; and provided, further, that notwithstanding any such notice by the Board not to extend, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change in Control shall have occurred during such term.

3. Severance Benefits.
  (a) If within the period commencing six months before, or twenty-four months after, a Change in Control, the Employee experiences an Involuntary Termination, the Bank shall (i) pay the Employee his salary, including the pro rata portion of any incentive award, through the Date of Termination; and (ii) pay to the Employee a cash lump sum equal to 1.2 times the Employee’s annual base salary in effect at the time of his Date of Termination.  Payments shall be subject to customary tax and other withholdings.  No payment shall be made under this Section 3 unless the Employee timely executes a release satisfactory to the Bank. Payments under this Section 3 are subject to the restrictions and conditions set forth in this Agreement.
  (b) The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits paid after the Date of Termination, or otherwise. This Agreement does not constitute a contract of employment or impose on the Company or the Bank any obligation to retain the Employee, to change the status of the Employee's employment, or to change the Company's or the Bank's policies regarding termination of employment.
  (c) Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

  (d) Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

  (e) Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

  (f) Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the FDIC, at the time it approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the FDIC to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

  (g) Reductions of Benefits. Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize the economic present value of benefits to be received by the Employee, as determined by the Company Board of Directors as of the date of the Change in Control using the discount rate required by Code Section 280G(d)(4), without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.

  (h) Further Reductions; Clawback.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.  Any payments made to the Employee pursuant to this Agreement also are subject to the Employee complying with the requirements of Section 4.  If those requirements are not met, then amounts payable under this Section 3 are subject to reduction, elimination or reimbursement as provided for in Section 4. All amounts payable to the Employee under this Agreement shall be subject to such clawback (recovery) as may be required to be made pursuant to law, rule, regulation or stock exchange listing requirement or any policy of the Company or the Bank adopted pursuant to any such law, rule, regulation or stock exchange listing requirement.

4. Restrictive Covenants.

  (a) Nonsolicitation of Customers.  During the Restriction Period, the Employee shall not solicit any Customers for services or products then provided by the Company, the Bank or the Consolidated Subsidiaries.  For purpose of this Section, “Customers” are defined as (1) all customers serviced by the Company, the Bank, or any of the Consolidated Subsidiaries as of the Employee’s Date of Termination, (2) all potential customers whom the Company, the Bank or any of the Consolidated Subsidiaries actively solicited at any time during the 12-month period ending on the Employee’s Date of Termination, and (3) all successors, owners, directors, partners and management personnel of the Customers described in (1) or (2).
  (b) Nonsolicitation of Employees.  The Employee recognizes that the workforce of the Company and the Bank is a vital part of their businesses; therefore, during the Restriction Period, the Employee shall not directly or indirectly recruit or solicit any Employee (as defined below) to leave his or her employment with the Company, the Bank or any of the Consolidated Subsidiaries. Without limiting the foregoing, this includes that the Employee shall not (1) disclose to any third party the names, backgrounds, or qualifications of any of the Employees or otherwise identify them as potential candidates for employment, or (2) personally or through any other person approach, recruit, interview or otherwise solicit Employees to work for any other employer.  For purposes of this Section, “Employees” means all employees working for the Company, the Bank or any of the Consolidated Subsidiaries at the time of the Employee’s Date of Termination.

  (c) Nondisclosure.  In the course of employment, the Employee may have access to confidential information and trade secrets relating to the business of Security Federal. Except as required in the course of employment by the Bank, the Employee shall not, without the prior written consent of the Board of Directors, directly or indirectly disclose to anyone any confidential information relating to the Security Federal or any financial information, trade secrets or “know-how” that is germane to the Security Federal’s business and operations. The Employee recognizes and acknowledges that any financial information concerning any of the customers of Security Federal, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses.  The Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information, or any part thereof, for any reason or purposes whatsoever.

NOTICE:  Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 USC Section 1833(b), the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

  (d) Non-Defamation.  The Employee shall not, during the course of the Employee's employment with the Company or the Bank, nor at any time thereafter, directly or indirectly, in public or private, in any manner or in any medium whatsoever, deprecate, impugn or otherwise make any comments, writings, remarks or other expressions that would, or could be construed to, defame the Company, the Bank or either of their reputations.  Nor shall the Employee assist any other person, firm or company in so doing.

  (e) Sanctions; Remedial Actions.

     (1) Cessation of Remaining Payments and Compensation; Right to Recover Previous Payments.  In the event any of the Restrictive Covenants are violated, any remaining payments or compensation, of any nature, due to the Employee under Section 3 shall immediately cease, and the Company or the Bank shall have the right to recover, at any time and in its sole discretion, all payments and other compensation (of whatever nature) paid to the Employee (or the equivalent value thereof, in the case of insurance or other non-monetary payments) after such violation occurred.
     (2) Injunctive Relief.  The Employee acknowledges that it is impossible to measure in money the damages that will accrue to Security Federal if the Employee fails to observe and comply with the Restrictive Covenants; therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction or other equitable remedies to prohibit the restricted activity.  The

Employee hereby waives the claim or defense that an adequate remedy at law is available to Security Federal.  Nothing set forth herein shall prohibit Security Federal from pursuing all remedies available to them.
  (f) Reasonableness.  The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable both as to time and scope.  The parties additionally agree (1) that the Restrictive Covenants are necessary for the protection of Security Federal’s business and goodwill; (2) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Security Federal’s business and goodwill; and (3) that the degree of injury to the public due to the loss of the service and skill of the Employee or the restrictions placed upon the Employee’s opportunity to make a living with the Employee’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if the scope of the Restrictive Covenants is adjudged too broad to be capable of enforcement, then the parties authorize said court or arbitrator to narrow the Restrictive Covenants so as to make them capable of enforcement, given all relevant circumstances, and to enforce the same.
  (g) Survival. This Section 4 shall survive the termination of this Agreement.
5. Attorneys' Fees. If the Employee is purportedly Terminated for Cause and the Bank denies payments and/or benefits under Section 3(a) of this Agreement on the basis that the Employee experienced Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 12 that “cause” as contemplated by this Agreement did not exist for termination of the Employee's employment, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts or provision of any benefits owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination of employment or collecting such amounts or benefits. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

6. No Assignments.
  (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company and the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company and the Bank, by an assumption agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Company and the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits in the same amount and on the same terms that Employee would be entitled to hereunder under this Agreement if an event of Involuntary Termination occurred. For purposes of implementing the provisions of this Section 6(a), the date on which any such succession becomes effective shall be deemed to be the Date of Termination.
  (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Employee, unless otherwise provided herein, all amounts payable hereunder shall be paid to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

7. Delivery of Notices. For the purposes of this Agreement, all notices and other communications to any party hereto shall be in writing and shall be deemed to have been duly given when delivered or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:	At the address last appearing on the personnel records of the Employee

If to Security Federal:	Security Federal Corporation 238 Richland Avenue Northwest Aiken, South Carolina 29801 Attention: Corporate Secretary

or to such other address as such party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.
8.     Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided or as necessary to avoid a violation of Section 409A, in which case the amendment may be made by the Bank or its delegate.
9. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
10.             Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
11.             Governing Law. This Agreement shall be governed by the laws of the State of South Carolina to the extent that federal law does not govern.
12.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators in a location selected by the Employee within 50 miles of such Employee's job location with the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction.
13.            Knowing and Voluntary Agreement.  Employee represents and agrees that the Employee has read this Agreement, understands its terms, and that the Employee has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Employee also represents that the Employee has had ample time to read and understand the Agreement before executing it and that the Employee enters into this Agreement without duress or coercion from any source.

14.             Obligations Joint and Several; No Duplicative Benefits.  The obligations to the Employee under this Agreement are joint and several between the Company and the Bank. Nothing, however, shall entitle the Employee to duplicative benefits on account of this joint and several liability.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	SECURITY FEDERAL CORPORATION

/s/Beverly S. Nettles	/s/J. Chris Verenes
Beverly S. Nettles, Assistant Secretary	By: J. Chris Verenes
Its: Chief Executive Officer

Attest:	SECURITY FEDERAL BANK

/s/Beverly S. Nettles	/s/J. Chris Verenes
Beverly S. Nettles, Assistant Secretary	By: J. Chris Verenes
Its: Chief Executive Officer

EMPLOYEE

/s/ Darrell Rains
Name: Darrell Rains